EXHIBIT 10.32

SunGard Data Systems Inc.

Summary Description of the Company’s

Annual Executive Incentive Compensation Program

SunGard Data Systems Inc. has an annual executive incentive compensation (“EIC”) program for its executive officers and other key management employees. The principal purpose of this program is to link a significant portion of annual cash compensation to financial results and other goals, so as to reward successful performance.

Each participant’s EIC program contains certain financial and/or business goals as targets. These targets are established at the beginning of each year and take into account the Company’s overall financial and business goals for the year. The performance goals for executive officers are based primarily upon either targeted rates of increase in the Company’s earnings per share over the previous year or budgeted operating income of the business units that report to the officer. Sometimes, there are additional performance goals specific to the officer’s function. For other key management employees, the targets are based upon financial and/or business goals related to the business units they manage and, sometimes, additional performance goals specific to their individual functions.

Generally, the EIC programs contain an incentive compensation amount related to each target. If the target is achieved, then the related incentive compensation amount is earned. For most financial goals, there are three to four designated targets. If the actual result is less than the minimum target, then no incentive amount is earned. If the actual result is between two targets, then the incentive amount earned is calculated by interpolation. If the actual result is more than the maximum target, then the incentive amount earned is equal to the amount related to the maximum target plus, in some cases, an additional incentive amount based upon the extent to which the maximum target was exceeded.